Exhibit 10.2
Waiver, Release and Option Agreement for Taribavirin
This Waiver, Release and Option Agreement for Taribavirin (the “Agreement”) is entered into and made effective as of the latest date of signature appearing below (the “Effective Date”) by and between Valeant Pharmaceuticals International, a Delaware corporation having offices located at One Enterprise, Aliso Viejo, California 92656 (“Valeant”), Schering Corporation, a New Jersey corporation having offices located at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (“Schering”) and Schering-Plough Ltd., a Swiss corporation having offices located at Weystrasse 20, 6000 Lucerne 6, Switzerland (together with Schering referred to herein as “SP”). (Each of SP and Valeant is referred to from time to time herein individually as a “Party” or collectively as the “Parties”.)
WHEREAS, SP and Valeant (as successor in interest to ICN Pharmaceuticals, Inc. and RibaPharm, Inc.) are parties to that certain Agreement, dated November 14, 2000, (the “November 2000 Agreement”) which grants SP certain rights of first and last refusal with respect to certain products being developed by Valeant and/or its Affiliates, and
WHEREAS, Valeant is developing a proprietary product known as Taribavirin (as defined below) and desires to grant exclusive licenses to develop and commercialize Taribavirin to one or more independent third parties, and
WHEREAS, Valeant desires, and SP is willing to grant, a waiver and release from all of SP’s rights of first and last refusal under the November 2000 Agreement with respect to Taribavirin on the terms and conditions set forth in this Agreement,
NOW, THEREFORE, in consideration of the above and the mutual covenants set forth in this Agreement and other valuable consideration the sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:
1. Definitions. All capitalized terms used in this Agreement (whether in the singular or plural) shall have their respective meanings as set forth herein, including without limitation the following:
1.1 “Affiliate” shall mean, with respect to each Party, any entity that directly or indirectly controls, is controlled by, or is under common control with, such Party, where control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, or such other relationship as results in actual control over the management, assets, business and affairs of an entity.
1.2 “F&LR Rights” shall mean all of the rights, options and other interests granted to SP and its Affiliates under Sections 5.1 and 5.2 of the November 2000 Agreement.

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1.3 “Japan License Agreement” shall have the meaning set forth in Section 3 of this Agreement.
1.4 “Japan Option” shall have the meaning set forth in Section 3 of this Agreement.
1.5 “Japan Option Term” shall mean the period beginning on the Effective Date and ending on the earlier of: (i) thirty (30) calendar days after [**]; or (ii) the date on which Schering notifies Valeant that SP is exercising the Japan Option.
1.6 “Taribavirin” shall mean the compound known as taribavirin, any solvates (including without limitation hydrates), acids, bases, esters, salts, isomers, stereoisomers, racemates, enantiomers, tautomers, polymorphs and crystalline forms of any of the forgoing. For the avoidance of doubt, [**] are excluded from the definition of Taribavirin.
1.7 “Territory” shall mean all of the countries and territories in the world except for Japan.
2. Waiver and Release of Rights. SP (acting on behalf of itself, its Affiliates and its and their successors in interest) hereby expressly and irrevocably waives and releases all rights, options and other interests held by SP and/or its Affiliates under the November 2000 Agreement with respect to Taribavirin, including without limitation the F&LR Rights as applied to Taribavirin. The Parties acknowledge and agree that on and after the Effective Date, and subject to Sections 3, 4 and 5 of this Agreement, Valeant and its Affiliates shall be free to license or otherwise dispose of any and all rights, title and interest with respect to Taribavirin in the Territory without any further obligations to SP and/or its Affiliates.
3. Japan Option Rights. Valeant hereby grants to Schering the irrevocable exclusive option during the Japan Option Term to obtain an exclusive license to develop and commercialize Taribavirin products in Japan (the “Japan Option”).
4. Exercise of Japan Option. Schering shall have the right, exercisable in its sole discretion, to exercise the Japan Option rights at any time during the Japan Option Term by providing Valeant with written notice to that effect. Upon receipt of such notice, Valeant and Schering (or its designated Affiliate) shall promptly negotiate and enter into an exclusive license agreement for Taribavirin in Japan (the “Japan License Agreement”). The Japan License Agreement shall expressly include the terms and conditions set forth in Appendix 1 (attached to this Agreement) and such other reasonable and customary terms and conditions (consistent with Appendix 1) that are typical for such a license agreement.

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5. Access to Information. During the Japan Option Term, Valeant shall keep Schering reasonably informed as to the status of development of Taribavirin in the Territory by or on behalf of Valeant or its third party licensees. Schering shall have the right, exercisable at any time after [**] but prior to the expiration of the Japan Option Term, to conduct a full due diligence review of any and all data and information generated by or on behalf of Valeant and/or any of its Affiliates, licensees or partners, in connection with the development of Taribavirin products in the Territory. Upon request by Schering, Valeant shall provide, and shall ensure that its Affiliates, licensees and/or partners provide, Schering’s employees, consultants and/or representatives with reasonable access to such data and information as is necessary to enable Schering to complete such due diligence review. Following completion of such due diligence review, Valeant shall, upon request during the remainder of the Japan Option Term, provide Schering with (1) an update of any additional material information related to the safety or efficacy of Taribavirin that is generated, and (2) copies of any substantive communications with the FDA or EMEA regarding an NDA or other application for marketing authorization approval for Taribavirin in the Territory.
6. Confidentiality. Schering acknowledges and agrees that all information and data received or otherwise made available to it under Section 5 is confidential and proprietary information of Valeant and/or its licensees or partners. Schering hereby represents, warrants and covenants that Schering and its Affiliates will use such information and data for the sole purpose of evaluating its rights to exercise the Japan Option. Upon expiration of the Japan Option Term, Schering shall upon request promptly return to Valeant or, at the request of Valeant, destroy all information and data received under Section 5. This section 6 shall survive the termination or expiration of the Japan Option Term and the Term of this Agreement for any reason.
7. Exclusivity Covenant. Valeant hereby represents, warrants and covenants that during the Japan Option Term it shall not, and shall ensure that its Affiliates do not, license, sell, transfer, assign or convey to any third party or to otherwise encumber any rights or interests in or to Taribavirin in Japan (including without limitation (i) any related Japanese patents, patent applications or trademarks, and (ii) any rights in Japan to use trade secrets, data, know-how, information or other intellectual property rights to Taribavirin and/or the manufacture or use of Taribavirin) that are owned or controlled by Valeant and/or its Affiliates. Valeant shall ensure that any licenses or other rights or interests with respect to Taribavirin that it or its Affiliates grants or conveys to any third party during the Japan Option Term are consistent with the foregoing exclusivity covenants, the rights granted to Schering under Sections 3, 4 and 5 of this Agreement, and the terms and conditions for the Japan License Agreement that are set forth in Appendix 1.
8. Publicity. Schering and Valeant shall agree on the form, content and timing of any initial press releases concerning this Agreement which the Parties intend to issue as soon as practicable after the Effective Date. In the event that either Party intends to issue any subsequent press release, public announcements or other further public disclosures relating to this Agreement, the terms and conditions hereof, and/or the performance by the Parties hereunder, it shall provide the other Party with a copy of its proposed release or public disclosure for review and comment at least two (2) business days prior to the planned disclosure, and shall give due consideration to any comments

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received from such Party. Nothing in the foregoing, however, shall prohibit a Party from making disclosures to the extent necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange, provided that (i) the disclosure is accurate and complete, (ii) the disclosing Party shall where applicable, request confidential treatment to the extent available, and (iii) the disclosing Party shall provide copies of the proposed disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment and shall give due consideration to any comments by such other Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought. In addition, Valeant shall have the right to disclose in strict confidence the terms and conditions of this Agreement as necessary to its prospective licensees of rights to Taribavirin in the Territory.
9. Termination. Except as otherwise expressly set forth in this Section 9, this Agreement and all of the Parties’ respective rights and obligations set forth herein shall terminate as follows:
(i)	Solely in the event that Schering exercises the Japan Option prior to expiration of the Japan Option Term, effective as of the effective date of the Japan License Agreement as contemplated herein; or

(ii)	in the event that Schering fails to exercise the Japan Option prior to the expiration of the Japan Option Term, effective upon the expiration of the Japan Option Term, and Schering and its Affiliates shall thereafter have no further rights or interests of any kind whatsoever with respect to Taribavirin.
This Agreement shall not be otherwise terminable except by mutual written agreement of the Parties. For the avoidance of doubt, the waiver and release granted by Schering under Section 2 shall not be terminable under any circumstances and shall survive the termination or expiration of this Agreement for any reason.
10. Miscellaneous Provisions.
10.1 Relationship of the Parties. Each Party is an independent contractor, and nothing herein shall be construed as creating an employee/employer, agency, partnership or joint venturer relationship between any of the Parties. None of the Parties shall have the authority to speak for, represent, bind or obligate another Party in any way without the prior express written authority of such other Party.
10.2 Force Majeure. If any Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, strike or labor differences, governmental enactment, rule or regulation, or any other cause

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beyond such Party’s control, such Party shall not be liable to the other Parties therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The Party invoking such force majeure rights shall use commercially reasonable efforts to overcome such force majeure event and resume performance as soon as possible; provided that nothing herein shall be construed as obligating a Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any third party.
10.3 Notice. All notices, consents, requests, waivers and other communications required or permitted under this Agreement shall be in writing and sent by personal delivery, fax (with confirmation copy), internationally recognized courier, or certified or registered mail, postage prepaid (airmail where applicable) to the receiving Party at the address or fax number, as applicable, set forth below, or any replacement address or fax number notified to the sender by notice actually received by such Party:
If to Valeant:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656

Attention: CEO
Fax: 949-461-6661

with a copy to:

Attention: General Counsel
Fax: 949-315-3818
If to Schering:

Schering Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Attention: Vice President, Business Development
Fax:

with a copy to:

Attention:	Sr. Legal Director,
Business Development & Strategic Alliances
Fax:

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10.4 Further Assurances. Except as expressly provided elsewhere in this Agreement, each Party will at its expense promptly execute and deliver any further instruments and documents and take any further action as the other Party may reasonably request in order to give effect to the terms and conditions of this Agreement.
10.5 Waiver. A Party may, by written instrument executed by such Party, extend the time for the performance of any obligations of the other Party, waive any inaccuracies and representations by the other Party in this Agreement or in any document delivered pursuant to this Agreement or waive compliance by the other Party with any of the covenants, conditions or performance of any of its obligations under this Agreement. Any such waiver or failure to insist upon strict compliance with such covenant, condition or obligation will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
10.6 Entire Agreement/Amendments. This Agreement, together with the attached Appendix 1 and the November 2000 Agreement, constitutes the entire understanding and agreement between the Parties with respect to its subject matter and, upon the Effective Date, supersedes all prior discussions, negotiations, correspondence, agreements, and understandings, both oral and written, between the Parties with respect thereto. This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the Parties.
10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a Party because of the authorship of any provision of this Agreement.
10.8 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute one and the same agreement.
10.9 Severability. If any provision of this Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Agreement in such jurisdiction, (ii) every other provision of this Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Agreement in any other jurisdiction.
10.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles regarding conflicts of law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the dates set forth below.

SCHERING CORPORATION		VALEANT PHARMACEUTICALS
INTERNATIONAL

By:		By:

Name:	David A Piacquad	Name:

Title:	Vice President,	Title:
Business Development

Date:		Date:

SCHERING-PLOUGH LTD.

By:

Name:	David A. Piacquad

Title:	Managing Officer

Date:

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Appendix 1
Terms and Conditions for the Japan License Agreement
Any Japan License Agreement entered into by the Parties or their respective Affiliates shall include and be otherwise consistent with the following terms and conditions:
1	Valeant will grant to Schering (or its designated Affiliate) an exclusive (even as to Valeant) license in Japan to develop, import, market, promote, distribute, offer for sale and sell pharmaceutical products containing Taribavirin. In furtherance of that license, Valeant will also grant Schering (or its designated Affiliate) a non-exclusive worldwide license to (i) make, have made, import or export Taribavirin and pharmaceutical products containing Taribavirin solely for the purpose of developing and commercializing such products in Japan, and (ii) conduct pre-clinical and/or clinical studies and/or other development activities using Taribavirin solely for purposes of obtaining and maintaining health registrations and/or supporting commercialization of Taribavirin products in Japan. These licenses will encompass all relevant patents, patent applications, data, information and know-how owned or controlled by Valeant and/or its Affiliates related to Taribavirin or the manufacture and/or use thereof.

2	Valeant will also grant to Schering (or its designated Affiliates) the rights to cross-reference, access and utilize any US NDAs and EU marketing authorizations for [**] that are held by Valeant, its Affiliates, licensees or partners. Such rights shall be solely for the purpose of developing and commercializing Taribavirin products (including monotherapy and combination products) in Japan, including without limitation to obtain and maintain regulatory approvals in Japan, and to manufacture Taribavirin anywhere in the world solely for use and/or sale in Japan.

3	Schering will grant to Valeant (or its designated Affiliates) the rights to cross-reference, access and utilize any marketing authorizations for [**] that are held by Schering, its Affiliates, licensees or partners. Such rights shall be solely for the purpose of developing and commercializing Taribavirin products (including monotherapy and combination products) in the Territory, including without limitation to obtain and maintain regulatory approvals in any and all countries in the Territory, and to manufacture Taribavirin anywhere in the world solely for use and/or sale in the Territory.

4	Schering will control, be responsible for, and bear the full cost and expense of, the development and commercialization of Taribavirin in Japan.

5	The Japan License Agreement shall provide for Schering (or its designated Affiliate) to pay to Valeant the following compensation in consideration for the licenses and other rights granted under that agreement:

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(i)	a one time, up-front, license fee in the amount of two million US dollars ($2,000,000); and

(ii)	a royalty of [**] on net sales of pharmaceutical products containing Taribavirin in Japan by or on behalf of Schering (or its designated Affiliate). Royalties will be paid quarterly and the term of the royalty obligation (not to exceed the longer of the life of relevant Valeant patents in Japan and a term of [**]) will be agreed to by the Parties and set forth in the Japan License Agreement.
The Japan License Agreement will not include any other up-front payments, license fees, milestone payments or other compensation.

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